UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2005 enherent Corp.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-23315 (Commission File Number)	13-3914972 (I.R.S. Employer Identification No.)
192 Lexington Avenue
New York, New York 10016
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 889-7722
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     Effective December 31, 2005, Douglas K. Mellinger retired as Vice Chairman of enherent Corp. (the “Company”). Mr. Mellinger will continue to serve as a director of the Company. Mr. Mellinger and the Company had entered into an agreement dated as of September 14, 2004 (the “Mellinger Agreement”) pursuant to which Mr. Mellinger agreed to serve as Vice Chairman of the Company and to perform certain consulting services for the Company. Pursuant to the Mellinger Agreement, the Company agreed to pay Mr. Mellinger $5,000 per month and granted him an option to purchase up to 500,000 shares of Company common stock with an exercise price of $0.11 per share (the “Mellinger Option”). The Mellinger Option had a ten-year term, subject to earlier termination in certain circumstances, and was to vest in equal annual installments of shares on September 14 of each year beginning September 14, 2005 and be fully vested on September 14, 2011, subject to earlier vesting in the event of a change of control.
     In connection with Mr. Mellinger’s retirement as Vice Chairman of the Company, the Company and Mr. Mellinger entered into an agreement amending the terms of the Mellinger Agreement and the Mellinger Option (the “Mellinger Amendment”). Pursuant to the Mellinger Amendment:
•	Mr. Mellinger retired as Vice Chairman as of December 31, 2005;

•	the Company will pay Mr. Mellinger $5,000 per month for additional services through June 30, 2006; and

•	one-sixth of the unvested shares under the Mellinger Option vested as of December 31, 2005, with the remaining shares vesting in five equal annual installments on September 14 of each year beginning September 14, 2006 and shall be fully vested on September 14, 2010.
     The foregoing description of the Mellinger Amendment is qualified in its entirety by reference to the text of the Mellinger Amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
     The following exhibits are filed herewith.

Exhibit
Number	Description
10.1	Amendment to Agreement by and between enherent Corp. and Douglas K. Mellinger dated as of December 31, 2005

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.
Date: January 6, 2006	By:	/s/ Pamela Fredette
Pamela Fredette, President and
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Amendment to Agreement by and between enherent Corp. and Douglas K. Mellinger dated as of December 31, 2005